EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, File No. 333-193250 and Forms S-8, File Nos. 333-124867 and 333-158772 of WidePoint Corporation of our report dated July 9th, 2014 relating to the financial statements of Soft-ex Holdings Limited, which appears in the Current Report on Form 8 K/A of WidePoint Corporation dated July 10th, 2014.

/s/PricewaterhouseCoopers

Dublin, Ireland

July 9th, 2014